Exhibit 10.1

RESTRICTED STOCK UNITS AWARD AGREEMENT

ON SEMICONDUCTOR

2000 STOCK INCENTIVE PLAN

(Form of agreement for certain officers)1

ON Semiconductor Corporation, a Delaware Corporation, (“Company”) hereby grants to «Name» (“Grantee”), a Participant in the ON Semiconductor Corporation (formerly known as SCG Holding Corporation) 2000 Stock Incentive Plan (“Plan”), as amended, a Restricted Stock Units Award (“Award”) for Units (“Units”) representing shares of the Company’s Common Stock (“Stock”). The grant is made effective as of the      day of                     , 20     (“Grant Date”). Although designated as a “Restricted Stock Unit Award,” this Award is granted under the Performance Share Award portion of the Plan.

A. The Board of Directors of the Company has adopted the Plan as an incentive to retain members of the Board, and key employees, officers and consultants of the Company and to enhance the ability of the Company to attract new members of the Board, employees, officers and consultants whose services are considered unusually valuable by providing an opportunity for them to have a proprietary interest in the success of the Company.

B. The Board has approved the granting of units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.

C. To the extent not specifically defined in this Restricted Stock Units Award Agreement (“Agreement”) [or in the Grantee’s Employment Agreement dated                                         , 20     (“Employment Agreement”)], all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of Units. Grantee is hereby granted a Restricted Stock Units Award for                      Units, representing the right to receive the same number of shares of the Company’s Stock, subject to the terms and conditions in this Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

2. Vesting of Units. The Units will vest in accordance with the following schedule:

•	[33 1/3%] of the Units will vest on [the first anniversary of the Grant Date] / [ , 20 ];

[1]	Bracketed language and similar notations in this form indicate language that is subject to change or completion as part of the form being finalized and executed.

•	An additional [33 1/3%] of the Units will vest on [the second anniversary of the Grant Date] / [ , 20 ]; and

•	[The final 33 1/3%] of the Units will vest on [the third anniversary of the Grant Date] / [ , 20 ].]

3. Termination of Employment or Services.

3.1 General. Subject to the provisions of Section 3.2 below, if the Grantee terminates employment with, or otherwise ceases to perform services for, the Company for any reason, any Units that are not vested under the schedule in 2 above will be canceled and forfeited as of the date of termination of employment or service.

3.2 Change in Control. If the Company terminates the Grantee’s employment or services without Cause (including a deemed termination for Good Reason, if applicable for this Grantee) within two (2) years following a Change in Control, then the unvested portion of the Units shall become immediately vested.

4. Time and Form of Payment. Subject to the provisions of the Agreement and the Plan, as the number of Units vest under 2 above, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down.

5. Nontransferability. The Units granted by this Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Section 13.5 of the Plan.

6. Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 14 of the Plan.

7. Delivery of Shares. No shares of Stock shall be delivered under this Agreement until (i) the Units vest in accordance with the schedule set forth in 2 above; (ii) approval of any governmental authority required in connection with the Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Agreement would not violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations; and (iv) the Grantee has complied with 13 below of this Agreement in order for the proper provision for required tax withholdings to be made.

8. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

9. Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to nonvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.

10. Copy of Plan. By the execution of this Agreement, the Grantee acknowledges receipt of a copy of the Plan.

11. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Board in accordance with the terms of and as provided in the Plan. The Board shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Board with respect thereto and to this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

12. Continuation of Employment or Services. This Agreement shall not be construed to confer upon the Grantee any right to continue employment with, or to provide services to, the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the employment or services of the Grantee at any time.

13. Tax Withholding. Pursuant to Section 17.3 of the Plan, subject to the consent and approval of the Committee or a designee of the Committee acting on the Committee’s behalf (which consent and approval may be denied in the Committee’s or its designee’s sole and absolute discretion), the Grantee may elect to satisfy any federal, state, local, or foreign employment or income taxes due upon the vesting of shares of the Units (or otherwise) by (i) personal check or other cash equivalent acceptable to the Company, (ii) Grantee executes a same day sale of Stock pursuant to procedures approved by the Company, or (iii) having the Company withhold from those shares of Stock that the Grantee would otherwise be entitled to receive, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligations.

14. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware.

15. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Grantee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Grantee has signed this Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:

Grantee

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